STOCK PURCHASE AGREEMENT, dated as of December 15, 1993
(the "Agreement"), among LADD Furniture, Inc., a North Carolina corporation (the "Purchaser"), and each person listed in Sched-ule 1.1 hereto (individually a "Seller" and collectively the "Sellers"), who are all of the stockholders of Pilliod Holding Company, a Delaware corporation (the "Holding Company"). Certain capitalized terms used in this Agreement are defined in Arti-cle VIII.

                      W I T N E S S E T H :

               WHEREAS, the Sellers own all of the issued and outstanding capital stock of the Holding Company, consisting of 6,842,500 shares of Class A Common Stock, par value $0.01 per share (the "Shares");
               WHEREAS, the Holding Company owns all of the issued and outstanding capital stock of The Pilliod Cabinet Company, an Ohio corporation (the "Cabinet Company"), the sole operating subsidiary of the Holding Company; and
               WHEREAS, the Sellers wish to sell the Shares to the Purchaser, and the Purchaser wishes to purchase the Shares from the Sellers, on the terms and conditions and for the consideration set forth herein.
               NOW, THEREFORE, in consideration of the mutual promises made herein and of the mutual benefits to be derived herefrom, the parties hereto agree as follows:


                            ARTICLE I

                   SALE AND PURCHASE OF SHARES

               1.1 Sale and Purchase of Shares. Subject to all of the terms and conditions of this Agreement and in reliance upon the representations and warranties contained herein, at the Closing provided for in section 1.2, (a) each of the Sellers will sell to the Purchaser the number of Shares set forth opposite such Seller's name in the column entitled "Number of Shares Owned" in Sched-ule 1.1 hereto, and (b) the Purchaser will purchase from each of the Sellers the number of Shares set forth opposite such Seller's name in the column entitled "Number of Shares Owned" in Sched-ule 1.1 hereto for a cash purchase price equal to the Purchase
Price hereinafter defined. Such Shares shall be delivered by the Sellers as provided in section 1.3 and such cash purchase price shall be paid by the Purchaser as provided in section 1.4. The total Purchase Price to be paid by the Purchaser for the 6,842,500 Shares, representing all of the issued and outstanding capital stock of the Holding Company, shall be equal to $54,000,000 less the aggregate principal amount of Scheduled Indebtedness outstanding on the Closing Date (subject to adjustment as determined by the purchase price adjustment provisions of section 3.5).
               1.2 Closing. The closing of the purchase and sale of the Shares contemplated hereby (the "Closing") will take place at the offices of Debevoise & Plimpton, 875 Third Avenue, New York,
New York 10022 at 10:00 A.M. New York City time on January 31, 1994 (effective January 29, 1994) or at such other place, time or date as the parties hereto may agree in writing (the "Closing Date"), subject to section 7.1.
               1.3 Delivery of Shares. At the Closing, each Seller will transfer to the Purchaser, against payment of the purchase price therefor as provided in section 1.4, good and valid title to the Shares being sold by such Seller, free and clear of any liens, charges, encumbrances, security interests, options or rights or other claims of others of any character whatsoever with respect thereto, by delivering to the Purchaser certificates for such Shares, duly endorsed in blank or accompanied by a stock power or other proper instrument of assignment duly executed in blank, and having all requisite stock transfer stamps attached.
               1.4 Payment of Purchase Price. At the Closing, the Purchaser shall deliver (a) to the account of Clayton, Dubilier & Rice, Inc. as Custodian (the "Custodian") under the Power of
Attorney and Custody Agreements, each dated as of December 8, 1993 (individually a "Custody Agreement" and collectively the "Custody Agreements"), between each of the Sellers and Clayton, Dubilier & Rice, Inc., as Attorney-in-Fact and Custodian, immediately available funds in an amount equal to the excess of the Purchase
Price over the Stock Escrow Amount and (b) to the account of the Escrow Agent immediately available funds in an amount equal to the Stock Escrow Amount, to be held by the Escrow Agent under the terms of the Escrow Agreement pending the completion of the procedures set forth in section 3.5. Such delivery shall be made, in the case of the portion payable to the Custodian, by a wire transfer of such funds on the Closing Date to such account as shall be designated in writing by the Custodian to the Purchaser at least two business days prior to the Closing Date, or, upon the request of the Cus-todian, by cashier's or certified check, payable to the Custodian or its order; and, in the case of the Stock Escrow Amount, by a wire transfer of such amount on the Closing Date to the account specified in the Escrow Agreement. All stock, documentary, stamp, excise and other transfer or other taxes payable in respect of the transfer of the Shares shall be paid by the Sellers. The delivery by the Purchaser to the Custodian of the aggregate purchase price for the Shares pursuant to this section 1.4 shall constitute deliv-ery of such purchase price to the Sellers and entitle the Purchaser to delivery of the Shares pursuant to section 1.3. The Purchaser shall have no liability to any Seller as a result of any act or failure to act by the Custodian.

                           ARTICLE II

                 REPRESENTATIONS AND WARRANTIES

               2.1 Representations and Warranties as to Holding Company and Cabinet Company. The Sellers, jointly and severally, represent and warrant to the Purchaser as of the date hereof as follows:
               2.1.1 Corporate Status. (a) Holding Company. The Holding Company is a corporation duly incorporated, validly exist-ing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted. The Holding Company is duly qualified and in good standing as a foreign corporation duly authorized to do business in all jurisdictions in which the failure to be so qualified would have a Material Adverse Effect. The Holding
Company does not own directly or indirectly any Subsidiaries other than the Cabinet Company and Export, a wholly-owned subsidiary of the Cabinet Company which has had no assets or liabilities or operations at any time during the past five years.
               (b) Cabinet Company. The Cabinet Company is a corpo-ration duly incorporated, validly existing and in good standing under the laws of the State of Ohio and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted. The Cabinet Company is duly qualified and in good standing as a foreign corporation duly authorized to do business in all jurisdictions in which the failure to be so qualified would have a Material Adverse Effect.
The Cabinet Company does not own, directly or indirectly, any Subsidiaries other than Export, a wholly-owned subsidiary which has had no assets or liabilities or operations at any time during the past five years.
               (c) Corporate Records. The Sellers have caused the Holding Company to deliver to the Purchaser complete and correct copies, as in effect on the date hereof, of the Certificate of Incorporation and By-Laws of the Holding Company and the Cabinet
Company and all amendments to each thereof. The Purchaser has been given the opportunity to inspect the corporate records of the Holding Company and the Cabinet Company described in Schedule
2.1.4.
               2.1.2 Capitalization. (a) Capital Stock. The authorized capital stock of the Holding Company consists of
(i) 9,000,000 shares of Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), of which 6,842,500 shares are issued and outstanding, and (ii) 9,000,000 shares of Class B Common Stock, par value $0.01 per share (the "Class B Common Stock", and, together with the Class A Common Stock, the "Common Stock"), none of which are issued and outstanding. The Shares constitute all of the issued and outstanding capital stock of the Holding Company, have been duly authorized and validly issued, and are fully paid and nonassessable. Schedule 1.1 contains a complete and correct list of all persons owning of record any shares of Common Stock, specifying for each Seller the number of shares owned and the number of each certificate representing such shares.
               (b) Options. There are 1,310,000 shares of the Holding Company's Class A Common Stock reserved for issuance upon the exer-cise of the options (the "Options") issued to certain employees and officers of the Holding Company (the "Option Holders"). There are Options relating to 1,310,000 shares of Class A Common Stock outstanding (the "Option Shares"). Schedule 1.1 contains a com-plete and correct list of all Option Holders, including the number of Option Shares issuable upon exercise of each Option and the exercise price thereof.
               (c) Agreements with Respect to Common Stock. There are no preemptive or similar rights on the part of any holder of any class of securities of the Holding Company other than such rights as may be set forth in the Management Stock Subscription Agreements and the Management Stock Option Agreements between the Holding
Company and certain of the Sellers and Option Holders
(collectively, the "Management Agreements").  Except for the
Options, no options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind obligating the Holding Company or the Cabinet Company, contingently or otherwise, to issue or sell any shares of its capital stock of any class or any securities convertible into or exchangeable for any such shares, are outstanding, and no authorization therefor has been given.
               (d) Capitalization of Cabinet Company, etc. The authorized capital stock of the Cabinet Company consists of 100 shares of common stock, par value $.01 per share, of which 100 shares are issued and outstanding (the "Cabinet Company Shares").
The Cabinet Company Shares constitute all of the issued and outstanding capital stock of the Cabinet Company, have been duly authorized and validly issued, and are fully paid and non-assess-able. The Holding Company is the sole record and beneficial owner of all of the Cabinet Company Shares. There are no options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind obligating the Holding Company or the Cabinet Company, contingently or otherwise, to issue or sell any Cabinet Company Shares or any securities convertible into or exchangeable for Cabinet Company Shares, outstanding, and no authorization therefore has been given.
               (e) Capitalization of Export, etc. The authorized capital stock of Export consists of 250 shares of common stock, no par value, of which 125 shares are issued and outstanding (the
"Export Shares"). The Export Shares constitute all of the issued and outstanding capital stock of Export, have been duly authorized and validly issued, and are fully paid and non-assessable. The
Cabinet Company is the sole record and beneficial owner of all of the Export Shares. There are no options, warrants, conversion or other rights, agreements, commitments, arrangements or understand-ings of any kind obligating the Cabinet Company or Export, con-tingently or otherwise, to issue or sell any Export Shares or any securities convertible into or exchangeable for Export Shares, outstanding, and no authorization therefore has been given.
               2.1.3 Conflicts, Consents, Subsequent Actions. (a) Conflicts. Except (i) as set forth on Schedule 2.1.3 and (ii) for conflicts, violations and defaults that could not, either in any case or in the aggregate, have a Material Adverse Effect, the execution and delivery of this Agreement by the Sellers, and the consummation by the Sellers of the transactions contemplated hereby in the manner contemplated hereby, will not conflict with or result in any violation of or default under (or any event that, with notice or lapse of time or both, would constitute a default under), any provision of (x) the Certificate of Incorporation or By-Laws of the Holding Company or the Cabinet Company, (y) any mortgage, indenture, loan agreement, note, bond, deed of trust, other agreement, commitment or obligation for the borrowing of money or the obtaining of credit, material lease or other material agree-ment, contract, license, franchise, permit or instrument to which the Holding Company or the Cabinet Company is a party or by which the Holding Company or the Cabinet Company may be bound, or (z) any judgment, order, decree, law, statute, rule or regulation appli-cable to the Holding Company or the Cabinet Company.
               (b) Consents. Except (i) as may be required under the HSR Act, (ii) as set forth in Schedule 2.1.3, (iii) as may be required pursuant to the terms of the Management Agreements, and
(iv) for any consents and approvals of third parties in respect of any contract or agreement of the Holding Company or the Cabinet
Company Subsidiary where the failure to obtain such consent or approval, either in any case or in the aggregate, could not have a Material Adverse Effect, no consent, approval, authorization, permit, order, filing, registration or qualification of or with any court, governmental authority or third person is required to be obtained by the Holding Company or the Cabinet Company in connection with the execution and delivery of this Agreement by the Sellers or the consummation by the Sellers of the transactions contemplated hereby in the manner contemplated hereby or the ownership and operation by the Purchaser of the business and properties of the Holding Company and the Cabinet Company subsequent to the Closing in substantially the same manner as previously owned and operated by the Holding Company and the Cabinet Company (assuming no circumstance peculiar to the Purchaser unknown to the Holding Company and the Cabinet Company that is not applicable to them).
               (c) Subsequent Actions. For purposes of this Agreement, the consummation by the Sellers of the transactions contemplated hereby in no event shall be construed to include any merger with or other restructuring of the Holding Company, or any other action by the Holding Company, the Cabinet Company, the Purchaser or any parent, subsidiary or Affiliate thereof, subsequent to the consum-mation of the purchase and sale of the Shares.
               2.1.4 Financial Information, Material Adverse Change, Undisclosed Liabilities. (a) Financial Statements. The Sellers have delivered to the Purchaser audited consolidated statements of operations, changes in stockholders' equity and cash flows of the Holding Company and the Cabinet Company for the fiscal years ended
May 2, 1992 and May 1, 1993 and audited consolidated balance sheets of the Holding Company and the Cabinet Company as at such dates
(the "Audited Financials"), together with the notes thereto, in each case audited by Ernst & Young, the Holding Company's certified public accountants. The Sellers also have delivered to the Pur-chaser an unaudited consolidating balance sheet of the Holding
Company and the Cabinet Company as at November 27, 1993 and an unaudited consolidating income statement for the seven months then ended (the "Interim Financials"), prepared from and in accordance with the books and records of the Holding Company as at such date.
The Audited Financials and the Interim Financials have been prepared in accordance with generally accepted accounting prin-ciples consistently applied throughout the periods indicated and present fairly the financial condition of the Holding Company and the Cabinet Company at the respective dates indicated and (in the case of the Audited Financials) the results of operations and cash flows of the Holding Company and the Cabinet Company for the respective periods indicated, except that the Interim Financials are subject to year-end audit adjustments, do not contain notes and do not reflect any provision for deferred income taxes.
               (b)  Material Adverse Effect.  Except as disclosed on
Schedule 2.1.4, since May 1, 1993, there has been no change in the business, properties, financial condition, results of operations or prospects of the Holding Company and the Cabinet Company that could have a Material Adverse Effect.
               (c) Undisclosed Liabilities. Except (i) as and to the extent reflected in the audited consolidated balance sheet of the Holding Company and the Cabinet Company as at May 1, 1993 included in the Audited Financials or in the notes to the Audited Financials for the year then ended, (ii) as disclosed in Schedule 2.1.4 or any other Schedule hereto and (iii) as to Environmental Matters, neither the Holding Company nor the Cabinet Company had on May 1, 1993 any liabilities or obligations, secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due) that has had or could have a Material Adverse Effect.
Since May 1, 1993, neither the Holding Company nor the Cabinet
Company has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, and whether due or to become due), except (w) as and to the extent reflected in the Interim Financials, (x) as disclosed in Schedule 2.1.4 or any other Schedule hereto, (y) for liabilities or obligations incurred in the ordinary course of business and consistent with past practice and which, individually or in the aggregate, have not had and could not have a Material Adverse Effect and (z) as to Environmental Matters.
               (d) Financial Practices. The accounts, notes and other receivables, the allowance for possible losses, and the accounts payable and accrued expenses of the Holding Company and the Cabinet Company shown on the Audited Financials and the Interim Financials have been reported in accordance with generally accepted accounting principles, consistently applied, except that the Interim
Financials are subject to year-end audit adjustments, do not contain notes and do not reflect any provision for deferred income taxes. From May 1, 1993, to the date hereof, the Holding Company and the Cabinet Company have collected a percentage of their outstanding accounts receivable substantially consistent with past experience. From May 1, 1993, to the date hereof, the Holding
Company and the Cabinet Company have paid their accounts payable and accrued expenses on a timely basis in the ordinary course of business, consistent with past practice.
               2.1.5 Insurance. Schedule 2.1.5 accurately lists all of the policies of general liability, property, auto, workers' compensation, product liability, life and other forms of insurance providing insurance coverage for the Holding Company and the Cabinet Company. (The Cabinet Company maintains in force certain group life insurance plans, which are listed on Schedule 2.1.13.)
Each of such policies is in full force and effect and no notice of termination or nonrenewal with respect to any such policy has been received by the Holding Company or the Cabinet Company. There are no outstanding unpaid premiums, and there are no amounts due and payable with respect to outstanding borrowings incurred to fund insurance premiums which have not been paid when due. There are no provisions for retroactive or retrospective premium adjustments, except those for which adequate reserves have been recorded on the books and records of the Company in accordance with generally accepted accounting principles. Neither the Holding Company nor the Cabinet Company has knowledge of any state of facts or the occurrence of any event which either of them reasonably believes will form the basis of any claim against the Holding Company or the Cabinet Company which might materially increase the insurance premiums payable under any such policy. Schedule 2.1.5 also contains a true and complete description of all outstanding bonds and other surety arrangements issued or entered into in connection with the business and operations of the Holding Company and the Cabinet Company. No consents by any party to such policies are required in order for the Sellers to execute, deliver and perform this Agreement and for the consummation of the transactions contemplated hereby. To the knowledge of the Sellers, there are no existing circumstances that entitle such insurers to refuse liability under their respective policies, and no other person has the right to receive an interest in the proceeds of such policies.
               2.1.6 Litigation. Except (a) as set forth in Sched-ule 2.1.6 and (b) as to Environmental Matters, there is no action, claim, suit or proceeding pending or, to the best knowledge of the Holding Company or the Cabinet Company, threatened by or against or affecting the Holding Company or the Cabinet Company and there is no investigation pending or, to the best knowledge of the Holding Company or the Cabinet Company, threatened against or affecting the Holding Company or the Cabinet Company (in each case before any court or governmental or regulatory authority or body and in each case whether or not the defense thereof or liability in respect thereof is covered by policies of insurance), that could, either individually or in the aggregate, have a Material Adverse Effect, or that challenges the validity of this Agreement or the consumma-tion of the transactions contemplated hereby. Neither the Holding Company nor the Cabinet Company is subject to any outstanding order, writ, injunction or decree that could have a Material
Adverse Effect or could interfere materially with the consummation of the transactions contemplated hereby.
    2.1.7 Compliance with Laws, Permits. (a) Compliance with Laws. Except (a) as set forth on Schedule 2.1.7 and (b) as to Environmental Matters, neither the Holding Company nor the Cabinet Company has received any notice or has any knowledge that the Holding Company or the Cabinet Company is in violation of, or default under, any judgment, order or decree of any court or admin-istrative agency or any law, statute, ordinance, rule or regula-tion, of any foreign, federal, state or local government or any other governmental department or agency (including without limitation, any laws or regulations relating to anti-competitive practices, discrimination, employment, health, transportation and safety), which violations and defaults could, either individually or in the aggregate, have a Material Adverse Effect or interfere materially with the consummation of the transactions contemplated hereby.
               (b) Permits. The Holding Company and the Cabinet Company hold all permits, licenses, franchises and other authorizations from governmental authorities (collectively, "Governmental Permits") required to own, lease, operate or use the properties owned, leased, operated or used by them and to conduct their business as now being conducted, other than (a) those the failure to hold which could not, individually or in the aggregate, have a Material Adverse Effect and (b) as to Environmental Matters. After giving effect to the execution and delivery of this Agreement and the consummation by the Sellers of the transactions contemplated hereby in the manner contemplated hereby and the ownership and operation by the Purchaser of the business and properties of the Holding Company and the Cabinet Company subse-quent to the Closing in substantially the same manner as previously owned and operated by the Holding Company and the Cabinet Company (assuming no circumstance peculiar to the Purchaser unknown to the Holding Company and the Cabinet Company that is not applicable to them), each of the Governmental Permits (except for such incidental licenses, permits and other authorizations which would be readily obtainable by any qualified applicant without undue burden in the event of any lapse, termination, cancellation or forfeiture there-
of) will continue to be valid, subsisting and in full force and effect without (i) the occurrence of any breach, default or forfeiture of rights thereunder or (ii) the consent, approval, or act of or the making of any filing with, any governmental body, regulatory commission or other party.
               2.1.8 Tax Matters. (a) General. Each of the Holding Company and the Cabinet Company (i) has filed on a timely basis all United States federal tax returns required by law to be filed by it and has filed on a timely basis all state, local and foreign tax returns required by law to be filed by it (including, without limitation, tax returns for all income, franchise, property, sales, use, excise, escheat, intangible, employment, withholding and service taxes) (except to the extent that the failure so to file could not have a Material Adverse Effect) and (ii) has paid on a timely basis all such taxes, penalties and additions to tax relating to such taxes and interest on such taxes, penalties and additions to tax (all income, franchise, property, sales, use, excise, escheat, intangible, employment, withholding and service taxes and any penalties and additions to tax related to such taxes and interest on all such taxes, penalties and additions to tax being referred to in this section 2.1.8 collectively as "Taxes" and all returns relating to such Taxes being referred to in this sec-tion 2.1.8 as "Tax Returns") levied upon it or its properties as shown on the returns referred to in clause (i), other than those that are presently payable without penalty, as to which sufficient reserves have been established in accordance with generally accepted accounting principles on the books and records of the Holding Company and the Cabinet Company. Except as set forth on
Schedule 2.1.8, for all fiscal years ended on or prior to May 1, 1993 and for the period ended November 27, 1993, each of the Holding Company and the Cabinet Company has established on their books and records reserves in accordance with generally accepted accounting principles for the payment of any Taxes not yet due and payable. Each of the Holding Company and the Cabinet Company has made all required declarations of estimated United States federal and all applicable state and local income taxes and have paid all taxes as shown on such declarations. All monies required to be held by the Holding Company and the Cabinet Company from employees of the Holding Company and the Cabinet Company for income taxes, social security and other payroll taxes have been collected or withheld, and either paid to the respective governmental agencies, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of the Holding Company. All proper amounts have been collected or withheld by the Holding
Company and the Cabinet Company for all other Taxes payable or anticipated to be payable. There are no liens for Taxes upon the assets of the Holding Company or the Cabinet Company, except liens for Taxes that are not yet due. Except as set forth on Schedule
2.1.8, and except in connection with an election (whether deemed or actual) by the Purchaser under section 338 or 336(e) of the Code, the execution, delivery, and performance of this Agreement will not cause any Taxes to be payable (other than by the Sellers) or cause any lien, charge, or encumbrance to secure any Taxes to be created either immediately or upon the nonpayment of any Tax (other than on the properties or assets of the Sellers). The Holding Company's
United States Tax Returns have been audited, or the time for audit has expired, for periods ended through April 29, 1989 and, to the best of the Holding Company's and the Cabinet Company's knowledge, there are no pending tax examinations or audits of their respective
Tax Returns. Neither the United States Internal Revenue Service nor any other taxing authority is now asserting or to the best knowledge of the Holding Company and the Cabinet Company threatening to assert against the Holding Company or the Cabinet
Company any deficiency or claim for additional Taxes, and, to the best knowledge of the Holding Company and the Cabinet Company, there is no basis for the assertion of any such deficiency or claim which, if successfully asserted, could have a Material Adverse
Effect. Except as set forth on Schedule 2.1.8, neither the Holding Company nor the Cabinet Company has granted any waiver of any statute of limitation with respect to, or any extension of a period for the assessment of, any United States federal, state, county or municipal or any Taxes. The Holding Company and the Cabinet
Company have delivered to Purchaser true and complete copies of all federal income tax returns (including amended returns) and tax audit reports, if any, for the last six fiscal years.
               2.1.9 Brokers, Finders. Neither the Holding Company nor the Cabinet Company has retained any broker or finder in connection with the transactions contemplated hereby so as to give rise to any claim against the Purchaser for any brokerage or finder's commission, fee or similar compensation.
               2.1.10 Absence of Certain Changes. Except as set forth in Schedule 2.1.10, since May 1, 1993, neither the Holding Company nor the Cabinet Company has (a) issued, sold or delivered or agreed to issue, sell or deliver any additional shares of its capital stock or any options, warrants or rights to acquire any such capi-tal stock, or securities convertible into or exchangeable for such capital stock, (b) mortgaged, pledged or subjected to any lien, lease, security interest or other charge or encumbrance any of its assets, tangible or intangible, involving more than $25,000,
(c) acquired or disposed of any assets or properties having a value in excess of $50,000, or entered into any agreement or other ar-rangements for any such acquisition or disposition, except for the acquisition or disposition of inventory in the ordinary course of business consistent with past practice, (d) declared, made, paid or set apart any sum for any dividend or other distribution to its shareholders (except from the Cabinet Company to the Holding
Company) or purchased or redeemed or made any commitment to purchase or redeem any shares of its capital stock or any option, warrant or right to purchase any of its capital stock, or re-classified its capital stock, (e) increased or orally promised to increase the rate or improve the terms of payment of wages, salaries, compensation, fees, bonus, insurance, pension or other benefits payable to any Affiliate, officer or employee other than in accordance with the normal compensation and benefits policies of the Holding Company or the Cabinet Company, or granted any severance or termination pay, or entered into any employment, severance or consulting agreement or arrangement with any Affiliate officer or employee that is not terminable by the employer on less than 30 days notice without cause and without penalty, (f) forgiven or cancelled any debts or claims or waived any rights of value other than in the ordinary course of business consistent with past practice, (g) suffered any damage, destruction or loss (whether or not covered by insurance) affecting its properties or assets that could have a Material Adverse Effect, (h) suffered any strike, or suffered any other labor trouble affecting its business or operations that could have a Material Adverse Effect, (i) suffered or experienced any change in relations with or loss of any employees, suppliers or customers that could have a Material
Adverse Effect, (j) created, incurred, guaranteed or assumed or agreed to create, incur, guarantee or assume any indebtedness for borrowed money, except under its revolving credit arrangements as in effect from time to time, or entered into any capitalized leases, (k) changed any method of accounting or accounting practice or policy of the Holding Company or the Cabinet Company, except for accounting for income taxes as required by Statement of Financial Accounting Standards No. 109, (l) conducted its business other than in the ordinary course consistent with past practice, except as required by this Agreement, (m) settled or compromised any claim, suit or cause of action involving more than $25,000, (n) made any capital expenditures or commitments therefor involving more than $25,000, (o) revalued any of their respective assets, including, without limitation, write-ups or write-downs of inventory or write-offs of accounts receivable other than in the ordinary course of business consistent with past practice, (p) delayed payment of any of their respective accounts payable or other liabilities beyond the due date thereof or the date when such liability would have been paid in the ordinary course of business consistent with past practice, or (q) entered into any agreement or made any commitment to take any of the types of action described in clauses (a) through
(q) above.
               2.1.11 Title to Properties, etc. (a) Each of the Holding Company and the Cabinet Company has good title to all of its material tangible personal properties and assets, including the tangible personal properties and assets reflected in the Interim Financials referred to in section 2.1.4 (other than inventories and other properties and assets disposed of in the ordinary course of business since the date of the Interim Financials), subject to no mortgage, lien or security interest except those listed in part I of Schedule 2.1.11; and subject to no other charge, encumbrance, title imperfection or other restriction of any nature except (i) those listed on Schedule 2.1.11 and (ii) those that could not, individually or in the aggregate, have a Material Adverse Effect.
All machinery and equipment in use is in good and serviceable condition, reasonable wear and tear excepted, and has been well maintained.
               (b) Schedule 2.1.11 sets forth a complete list of (i) all real property and all interests in real property owned in fee by the Holding Company or the Cabinet Company (each an "Owned
Property") and (ii) all real property and all interests in real property leased by the Holding Company or the Cabinet Company (each a "Leased Property", and, together with the Owned Property, the "Real Property"). The Holding Company and the Cabinet Company have
(x) good and marketable fee title to all Owned Property and (y) valid leasehold interests in all Leased Property; and such title and leasehold interests are insured or insurable and are free and clear of any mortgage, lien or security interest except those listed in part III of Schedule 2.1.11; and subject to no other charge, encumbrance, title imperfection or restriction of any nature, other than (A) those created or permitted under the agreements listed pursuant to Section 2.1.12(iv) and (B) those that could not, individually or in the aggregate, have a Material
Adverse Effect. The Holding Company has made available to the Pur-chaser complete and correct copies of all deeds and leases relating to the Real Property. All improvements on the Owned Property are in good and serviceable condition, reasonable wear and tear excepted, and have been well maintained.
               (c) The Owned Property is in full compliance with all applicable building, zoning, subdivision and other land use and similar laws, codes, ordinances, rules, regulations and orders of governmental authorities ("Real Estate Laws"), other than those the failure to comply with which could not have a Material Adverse
Effect, and neither the Holding Company nor the Cabinet Company has received any notice or has any knowledge of violation or claimed violation of any Real Estate Law. The Holding Company and the
Cabinet Company enjoy peaceful and undisturbed possession under their respective leases of the Leased Property, and each of such leases is in full force and effect.
               2.1.12 Certain Contracts. (a) Schedule 2.1.12 sets forth a complete list of all Contracts of the Holding Company and the Cabinet Company. The term "Contracts" shall mean (i) contracts and agreements with respect to which the aggregate amount reasonably expected to be paid or received thereunder in the future exceeds $25,000, other than (A) open trade accounts with respect to the purchase or sale by the Holding Company or the Cabinet Company of its supplies or products, respectively, in the ordinary course of business and (B) leases of real property listed in Sched-ule 2.1.11; (ii) contracts and agreements outstanding with of-ficers, employees (including leased employees), directors, agents, consultants, advisors, salesmen, sales, manufacturer, advertising or public relations representatives, distributors, consignees, sales agents or dealers, other than (x) contracts that by their terms are cancelable by the Holding Company or the Cabinet Company with notice of not more than 30 days and without cancellation penalties or severance payments or other payments required to be paid after the date of cancellation aggregating in excess of $25,000, and (y) contracts that provide for payments based solely on products sold and require no minimum payments and do not provide for territorial restrictions; (iii) collective bargaining agreements or other contracts with any labor union; (iv) mortgages, indentures, security agreements, notes, letters of credit, loan agreements or guarantees furnished by or binding upon the Holding Company or the Cabinet Company; (v) agreements prohibiting or materially limiting the ability of the Holding Company or the Cabinet Company to engage in any business or compete with any per-son; (vi) licenses or other agreements providing in whole or part for the use of any patents, trademarks, trade names, service marks, registered copyrights, inventions, trade secrets or other propri-etary know-how; (vii) contracts for the future acquisition by the Holding Company or the Cabinet Company of any other business or company; (viii) contracts and agreements between the Holding
Company and its stockholders or between the Holding Company and any Affiliate of the Holding Company; (ix) any contract for the purchase or sale of real property; and (x) any contract or agreement relating to the use, development, purchase or licensing of computer hardware or software. The Holding Company has made available to the Purchaser complete and correct copies of all Contracts.
               (b) All of the Contracts are in full force and effect and constitute a valid and binding obligation of the Holding
Company or the Cabinet Company and neither the Holding Company nor the Cabinet Company, nor, to the best knowledge of the Holding
Company and the Cabinet Company, any other party to any of the Con-tracts, is (or, with notice or lapse of time or both, would be) in default in any respect, which defaults could in the aggregate have a Material Adverse Effect or give rise to the right of any holder of indebtedness to accelerate the maturity thereof.
               (c) No Contract or any other agreement between the Holding Company or the Cabinet Company and any of the Sellers or any of the Sellers' Affiliates will continue in effect after the Closing. Assuming the obtaining of any necessary consents, the execution and delivery of this Agreement and the consummation by the Sellers of the transactions contemplated hereby in the manner contemplated hereby and the ownership and operation by the Purchaser of the business and properties of the Holding Company and the Cabinet Company subsequent to the Closing in substantially the same manner as previously owned and operated by the Holding Company and the Cabinet Company (assuming no circumstance peculiar to the Purchaser unknown to the Holding Company and the Cabinet Company that would not be applicable to them) will not cause any amounts payable under the Contracts to be increased, including without limitation, pursuant to any change of control provisions that may be contained therein.
               2.1.13 Compliance with ERISA. (a) Schedule 2.1.13 sets forth a complete list of each "employee benefit plan," as that term is defined in section 3(3) of the Employee Retirement Income
Security Act of 1974, as amended ("ERISA"), and each bonus, deferred or incentive compensation, stock purchase, stock option, severance or termination pay plan or program that is maintained or contributed to by the Holding Company or the Cabinet Company for the benefit of any of their respective employees or former employees (the "Plans"). With respect to each of the Plans, the Holding Company has heretofore made available to the Purchaser (or will deliver to the Purchaser prior to the Closing) correct and complete copies of each of the following documents: (i) the Plan and related trust or other funding document described in
Schedule 2.1.4 (including all amendments thereto), (ii) the Form
5500 annual reports described in Schedule 2.1.4, including all attachments thereto, filed with the Internal Revenue Service with respect to each such Plan, (iii) the trust and actuarial reports described in Schedule 2.1.4, if any, prepared with respect to each such Plan, (iv) the most recent determination letter received from the Internal Revenue Service with respect to each such Plan that is intended to be qualified under section 401 of the Code, (v) the summary plan description described in Schedule 2.1.4 and (vi) the financial statements described in Schedule 2.1.4, if any, prepared with respect to each Plan.
               (b) Each Plan has been administered and operated in material compliance with the applicable requirements of ERISA and the Code and no such Plan is subject to section 412 of the Code or Title IV of ERISA. No liability to the Pension Benefit Guaranty Corporation (the "PBGC") has been or is expected to be incurred by the Holding Company or the Cabinet Company or any other trade or business that is treated as a member of the same "controlled group" of, or under "common control" with, the Holding Company or the Cabinet Company pursuant to section 4001(b) of ERISA or section 412 of the Code (a "Related Person"). Neither the Holding Company nor any Plan nor any trust thereunder nor, to the knowledge of the Holding Company, any fiduciary of any Plan has engaged in any prohibited transaction that has resulted or is reasonably expected to result in the imposition of any tax pursuant to section 4975(a) or (b) of the Code or penalty pursuant to section 409 or section
502(i) of ERISA on the Holding Company or the Cabinet Company, such Plan or such trust. No Plan is a "multiemployer plan" (within the meaning of section 3(37) of ERISA) or a "multiple employer" plan
(within the meaning of section 4063 or 4064 of ERISA). Each Plan that is intended to be qualified under section 401(a) of the Code has received a favorable determination letter from the Internal
Revenue Service to that effect.
               (c) There are no pending or, to the best knowledge of the Holding Company or the Cabinet Company, threatened claims of any employee or former employee of the Holding Company or the Cabinet Company against or otherwise involving any of the Plans
(other than routine claims for benefits).
     (d) All contributions (including insurance premiums) required to have been made by the Holding Company or the Cabinet
Company to any Plan pursuant to the applicable provisions of any Plan, the Code or ERISA have been made within the time prescribed by such provisions of the Code and ERISA and all contributions required to have been made by each Related Person to any other employee benefit plan (within the meaning of section 3(3) of ERISA) of any Related Person pursuant to section 412 of the Code have been made within the time prescribed by section 412 of the Code.
               (e) No events have occurred and no condition with respect to a Plan exists that would subject the Holding Company, the Cabinet Company or the Purchaser to any material tax under section 4971, 4977 or 4979 of the Code or to a material fine under section 502(c) of ERISA. Neither the Holding Company nor the Cabinet Company retains the services of any leased employees (as such term is defined in section 414(n) of the Code) that must be taken into account with respect to any Plan.
               (f) On or after the date hereof and prior to the Closing Date, no Plan maintained by the Holding Company or the Cabinet
Company will be (i) terminated by the Holding Company or the Cabinet Company, (ii) amended by the Holding Company or the Cabinet Company in any manner which would materially increase the benefits accrued by any participant thereunder, or (iii) amended by the Holding Company or the Cabinet Company in any manner which would materially increase the cost of maintaining such Plan to the Holding Company, the Cabinet Company or the Purchaser.
               (g) Neither the Holding Company nor the Cabinet Company sponsors or maintains a VEBA, other than one which has no assets or liabilities. Each "employee welfare benefit plan" (as such term is defined in section 3(1) of ERISA) which is a "group health plan"
(as such term is defined in section 4980(g)(2)) of the Code) complies with the applicable requirements of section 4980B of the Code.
               (h) The Holding Company and the Cabinet Company have complied in all material respects with the applicable requirements of the Americans with Disabilities Act and the Family and Medical
Leave Act and have operated each Plan in material compliance with such laws.
               2.1.14  Trademarks, Trade Names, Patents, etc.  (a)
Schedule 2.1.14 sets forth a complete list of (i) all United
States, state or foreign trade names, trademarks, service marks, patents or copyrights or applications therefor, or patent licenses or patent applications owned by or registered in the name of the Holding Company or the Cabinet Company or used in the business of the Holding Company or the Cabinet Company or in which the Holding Company or the Cabinet Company holds any right, license or interest (collectively, the "Intellectual Property"); (ii) all agreements, commitments, contracts, understandings, licenses, assignments and indemnities relating or pertaining to any asset, property or right of the character described in the preceding clause to which the Holding Company or the Cabinet Company is a party, showing in each case the parties and the material terms; and (iii) all licenses or agreements pertaining to mailing lists, know-how, trade secrets, inventions, disclosures or uses of ideas currently used in the business of the Holding Company or the Cabinet Company to which the Holding Company or the Cabinet Company is a party, showing in each case the parties and the material terms.
               (b) Except as set forth in Schedule 2.1.14, all patents, if any, listed in Schedule 2.1.14 as being owned, controlled or used by the Holding Company or the Cabinet Company are valid and in force and all patent applications of the Holding Company or the Cabinet Company, if any, listed therein are in good standing, all without challenge of any kind, and, except as otherwise disclosed in such Schedule 2.1.14, the Holding Company or the Cabinet Company owns the entire right, title and interest in and to such patents and patent applications without qualification, limitation, burden or encumbrance of any kind. All the registrations for trade names, trademarks, service marks and copyrights, if any, listed in
Schedule 2.1.14 as being owned, controlled or used by the Holding Company or the Cabinet Company are valid and in force and all applications for such registrations are pending and in good standing, all without challenge of any kind, and the Holding
Company or the Cabinet Company owns the entire right, title and interest in and to all such trade names, trademarks and service marks so listed as well as the registrations and applications for registration therefor without qualification, limitation, burden or encumbrance of any kind. Correct and complete copies of all the patents and patent applications and of all trademarks, trade names, service marks and copyrights and registrations, applications or deposits therefor and all licenses listed in Schedule 2.1.14 will be furnished to Purchaser prior to Closing.
               (c) Except as set forth in Schedule 2.1.14 the Holding Company or the Cabinet Company owns or has the right to use all patents, trademarks, service marks, copyrights, trade names, inventions, improvements, processes, formulae, trade secrets, mailing lists, know-how and proprietary or confidential information used in conducting the business of the Holding Company and the Cabinet Company. All such patents, trademarks, service marks, copyrights, trade names, inventions, improvements, processes, formulae, trade secrets, mailing lists, know-how and proprietary or confidential information may be transferred to Purchaser pursuant to the transactions contemplated by this Agreement without the consent of any third party. Except as set forth in Schedule 2.1.6,
(i) no infringement of any patent, patent right, trademark, service mark, trade name or copyright or registration thereof has occurred or results in any way from the operations or business of the Holding Company or the Cabinet Company, (ii) no claim or, to the knowledge of the Holding Company or the Cabinet Company, threat of any such infringement has been made or implied in respect of any of the foregoing, (iii) no claim of invalidity of any patent described in Schedule 2.1.14 has been made, (iv) no proceedings are pending or, to the knowledge of the Holding Company or the Cabinet Company, threatened against the Holding Company or the Cabinet Company which challenge the validity or ownership of any patent, trademark, trade name, service mark or copyright or the ownership of any other right or property described in Schedule 2.1.14, (v) there is not, to the knowledge of the Holding Company or the Cabinet Company, any infringing use of any of the same by others and (vi) to the knowledge of the Holding Company and the Cabinet Company, except as set forth in Schedule 2.1.6, neither the Holding Company nor the Cabinet Company has received written notice of, and there is no basis for, a claim against the Holding Company or the Cabinet
Company that the operations, activities, products, equipment, machinery or processes of the businesses of the Holding Company or the Cabinet Company infringe the patents, trademarks, service marks, trade names, copyrights or other property rights of others.
               2.1.15 Labor Matters. Since January 1, 1988, there has been no work stoppage or slowdown or other labor difficulties relating to the Holding Company or the Cabinet Company that has had or could have a Material Adverse Effect. Except as set forth in
Schedule 2.1.15, neither the Holding Company nor the Cabinet
Company is aware of any labor union that is currently seeking to represent or organize the employees at any of the principal facilities of the Holding Company and the Cabinet Company other than labor unions currently representing such employees. Except as set forth in Schedule 2.1.15, (i) the Holding Company and the Cabinet Company are in substantial compliance with all federal, state and local laws respecting employment and employment practices (including immigration laws relevant to employment), terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice; (ii) there is no unfair labor prac-tice complaint against the Holding Company or the Cabinet Company pending before the National Labor Relations Board or any state or local labor relations board or agency; and (iii) no grievance which could have a Material Adverse Effect on the business or operations of the Holding Company or the Cabinet Company and no arbitration proceeding arising out of or under collective bargaining agreements is pending and, to the best knowledge of the Holding Company and the Cabinet Company, no claim therefore has been asserted.
         2.1.16  Disclosure.  To the Holding Company's and the
Cabinet Company's best knowledge, this Agreement, the Schedules hereto and the certificates and other documents furnished by the Holding Company, the Cabinet Company or any of the Sellers to the Purchaser pursuant hereto, taken as a whole, do not as of their respective dates contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein and therein not misleading. No officer, director or employee of the Holding Company or the Cabinet Company or any other person has been authorized to give any information or to make any representation in connection with the transactions contemplated hereby other than those contained herein and in any certificates or documents furnished pursuant hereto and, if given or made, such information or representation may not be relied upon as having been authorized by the Holding Company, the Cabinet Company or any of the Sellers.
               2.1.17  Affiliate Transactions.  Except as set forth in
Schedule 2.1.17, neither the Holding Company nor the Cabinet
Company has within the period of three years preceding the date of this Agreement engaged in any transaction material to the Holding Company or the Cabinet Company with any Affiliate of the Holding Company, other than upon fair and reasonable terms that are no less favorable to the Holding Company or the Cabinet Company than those which might be obtained in an arm's-length transaction at the time from persons that are not Affiliates of the Holding Company. No Contract or other agreement between the Holding Company or the Cabinet Company and any of the Sellers' Affiliates will continue in effect after the Closing.
               2.2 Representations and Warranties as to the Sellers. Each of the Sellers, as to itself, severally and not jointly represents and warrants to the Purchaser as follows:
               2.2.1 Authorization, etc. Such Seller has full right, power and authority to enter into this Agreement and the Custody Agreement to which such Seller is a party and to perform fully such Seller's obligations hereunder and thereunder. This Agreement and such Custody Agreement have been duly executed and delivered by such Seller and constitute the legal, valid and binding obligations of such Seller enforceable against such Seller in accordance with their respective terms.
     2.2.2  Conflicts, Consents, Subsequent Actions.  (a)
Conflicts. The execution and delivery by each Seller of this Agreement and the Custody Agreement to which such Seller is a party, and the consummation by each Seller of the transactions contemplated hereby and thereby, in the manner contemplated hereby and thereby, do not and will not conflict with or result in the breach of any of the terms or provisions of, or constitute a default under (or an event that, with notice or lapse of time or both, would constitute a default under), any mortgage, indenture, loan agreement, note, other agreement for the borrowing of money or the obtaining of credit, deed of trust, will, lease or other mater-ial agreement or instrument to which such Seller is a party or by which such Seller or the Shares owned by such Seller may be bound, or (to the extent that a default thereunder could materially impair such Seller's ability to carry out the terms of this Agreement) any judgment, order, decree, law, statute, rule or regulation applicable to such Seller or to the Shares to be sold by such Seller, except (i) as set forth in Schedule 2.2.2, (ii) that such Seller is party to an agreement restricting disposition of the Shares to be sold by such Seller hereunder unless such Seller has delivered to the Holding Company an opinion of counsel, satisfac-tory to the Holding Company, to the effect that such disposition is exempt from the provisions of section 5 of the Securities Act of 1933, as amended (the "Securities Act"), or the Holding Company has waived the delivery of such opinion, and (iii) in the case of each Seller other than The Clayton & Dubilier Private Equity Fund
Limited Partnership (collectively, the "Management Sellers"), the Holding Company and The Clayton & Dubilier Private Equity Fund
Limited Partnership or its designee have rights to purchase such Shares pursuant to the Management Agreements.
               (b) Consents. Except (i) as may be required under the HSR Act, (ii) as set forth in Schedule 2.2.2 and (iii) as may be required pursuant to the terms of the Management Agreements, no consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental authority or third person is required to be obtained by such Seller in connection with the execution and delivery by such Seller of this Agreement or consummation by such Seller of the transactions contemplated herein in the manner contemplated hereby.
       (c) Subsequent Actions. For purposes of this Agreement, the consummation by such Seller of the transactions contemplated hereby and by the Custody Agreement to which such Seller is a party in no event shall be construed to include any merger with or other restructuring of the Holding Company, or any other action by the Holding Company, the Cabinet Company, the Purchaser or any parent, subsidiary or Affiliate thereof, subsequent to the consummation of the purchase and sale of the Shares.
               2.2.3 Title to Stock, etc. Such Seller is the record and beneficial owner of and has good and valid title to the Shares to be sold by such Seller pursuant to this Agreement, free and clear of any lien, pledge, charge, security interest, encumbrance, preemptive subscription, title retention agreement, adverse claim or option, except as set forth in section 2.2.2 or Schedule 2.2.2 (including, without limitation, in the case of each Management
Seller, the Management Agreements). Upon the delivery of and payment for such Shares at the Closing, as provided for in this Agreement, such Seller will transfer to the Purchaser good and valid title to such Shares, free and clear of any lien, pledge, charge, security interest, encumbrance, preemptive subscription, title retention agreement, adverse claim, option or other restriction whatsoever.
               2.2.4 Litigation. There is no action, claim, suit or proceeding pending or, to such Seller's best knowledge, threatened by or against or affecting such Seller and there is no investiga-tion pending or, to the best knowledge of such Seller, threatened against or affecting such Seller, in each case before any court or governmental or regulatory authority or body, that could have a material adverse effect on the consummation of the transactions contemplated by this Agreement.
               2.2.5 Brokers, Finders. Such Seller has not retained any broker or finder in connection with the transactions contemplated hereby so as to give rise to any claim against the Purchaser or the Holding Company or the Cabinet Company for any brokerage or finder's commission, fee or similar compensation.
Merrill Lynch & Co. has acted as financial advisor to the Sellers and its fees and expenses will be paid by the Sellers at the Closing.
               2.3 Representations and Warranties of Purchaser. The Purchaser represents and warrants to each of the Sellers as of the date hereof as follows:
               2.3.1 Purchaser's Corporate Status. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina.
               2.3.2 Authorization, etc. The Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.
               2.3.3 Conflicts, Consents. (a) Conflicts. The execution and delivery of this Agreement by the Purchaser, and the consummation by the Purchaser of the transactions contemplated hereby in the manner contemplated hereby, do not and will not conflict with or result in any violation of, or default under (or any event that, with notice or lapse of time or both, would constitute a default under), any provision of (i) the Certificate of Incorporation or By-Laws of the Purchaser, (ii) any mortgage, indenture, loan agreement, note, bond, deed of trust, other agree-ment, commitment or obligation for the borrowing of money or the obtaining of credit, material lease or other material agreement, contract, license, franchise, permit or instrument to which the Purchaser is a party or by which it may be bound, or (iii) any judgment, order, decree, law, statute, rule or regulation applicable to the Purchaser.
               (b) Consents. Except as may be required under the HSR Act, no consent, approval, authorization, permit, order, filing, registration or qualification of or with any court, governmental authority or third person is required to be obtained by the Pur-chaser in connection with the execution and delivery by the Purchaser of this Agreement or the consummation by the Purchaser of the transactions contemplated hereby in the manner contemplated hereby.
          2.3.4 Litigation. There is no action, claim, suit or proceeding pending or, to the Purchaser's best knowledge, threatened by or against or affecting the Purchaser and there is no investigation pending or, to the best knowledge of the Purchaser, threatened against or affecting the Purchaser, in each case before any court or governmental or regulatory authority or body, that could have a material adverse effect on the consummation of the transactions contemplated by this Agreement.
               2.3.5 Brokers, Finders. The Purchaser has not retained any broker or finder in connection with the transactions contemplated hereby so as to give rise to any valid claim against any of the Sellers, the Holding Company or any Subsidiary for any brokerage or finder's commission, fee or similar compensation.
               2.3.6 Purchase for Investment. The Purchaser is acquiring the Shares for its own account for investment and not with a view to any distribution thereof. The Purchaser acknowledges receipt of advice from the Holding Company to the effect that the Shares have not been registered under the Securities Act or any state securities laws.

                           ARTICLE III
           CERTAIN COVENANTS PENDING AND POST-CLOSING

               3.1 Access and Information; Confidentiality. Prior to the Closing, the Sellers will cause the Holding Company and the Cabinet Company (a) to give to the Purchaser and its representatives full and free access to its properties, books, records, contracts and commitments, (b) to furnish all such information and documents relating to its properties and business as the Purchaser may reasonably request, and (c) to allow the Purchaser to discuss matters relating to the Holding Company and the Cabinet Company with the outside auditors and attorneys for the Holding Company and the Cabinet Company, with any other representatives of the Holding Company or the Cabinet Company as reasonably requested by the Purchaser, and, if accompanied by a representative of the Cabinet Company or subject to such other reasonable conditions as the Cabinet Company may impose, with customers and suppliers of the Cabinet Company. All information about the Holding Company and the Cabinet Company obtained by the Purchaser, whether furnished before or after the date hereof, whether oral or written, and regardless of the manner in which it is obtained, will be considered "Proprietary Information" for purposes of the letter dated August 5, 1993 from the Cabinet
Company to the Purchaser concerning confidentiality and related matters, unless such information is excluded as Proprietary Infor-mation by the terms of such letter, which letter is hereby incor-porated by reference and made a part hereof; and such letter will apply to all such Proprietary Information furnished pursuant to this Agreement to the same extent as if it were furnished pursuant thereto.
               3.2 Conduct of Business of the Holding Company and the Cabinet Company. Except as set forth in Schedule 3.2, from the date hereof to the Closing, the Sellers will cause the Holding
Company and the Cabinet Company (a) to conduct their businesses only in the ordinary course in substantially the same manner as heretofore, (b) to maintain and keep their properties and equipment in such repair, working order and condition as is sufficient for the operation of their business in the ordinary course, (c) to keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained by them (to the extent available on commercially reasonable terms in the case of any renewal or replacement policies), (d) to perform in all material respects all of their obligations under all contracts and commitments applicable to their businesses or properties, (e) to use their reasonable efforts to maintain and preserve their business organizations intact, and maintain their relationships with their suppliers and customers so that they will be preserved after the Closing, (f) to maintain their books of account and records in the usual and regu-lar manner, (g) to comply in all material respects with all laws and regulations applicable to them and to the conduct of their businesses, (h) not to amend their certificates of incorporation or by-laws, (i) not to merge or consolidate with, or agree to merge or consolidate with, or to purchase substantially all of the assets of, or otherwise acquire, any business or any business organization or division thereof, (j) promptly to advise the Purchaser in writ-ing of any Material Adverse Effect, and (k) not to take any action described in section 2.1.10.
               3.3 Efforts to Consummate Transaction. The Purchaser and each Seller shall use their reasonable efforts to take or cause to be taken all actions required to consummate the transactions contemplated hereby. The Purchaser and Sellers shall file or supply, or cause to be filed or supplied, all material applications, notifications and information required to be filed or supplied by them or the Holding Company pursuant to applicable law in connection with the transactions contemplated hereby, including filings and reports pursuant to the HSR Act. The Purchaser shall use its reasonable efforts to obtain all consents and approvals from governmental authorities and third parties required to be ob-tained by the Purchaser for the consummation by the Purchaser of the transactions contemplated hereby, other than any consents and approvals the failure of which to be obtained, either in any case or in the aggregate, could not have a material adverse effect on the transactions contemplated hereby. Each Seller shall use such Seller's reasonable efforts to obtain all consents and approvals from governmental authorities and third parties and waivers by the Holding Company and The Clayton & Dubilier Private Equity Fund
Limited Partnership required to be obtained by such Seller for the consummation by such Seller of the transactions contemplated hereby, other than any consents and approvals the failure of which to be obtained, either in any case or in the aggregate, could not have a material adverse effect on the transactions contemplated hereby. The Purchaser shall cooperate in good faith with the Holding Company, the Cabinet Company and the Sellers in the obtain-ing by the Holding Company and the Cabinet Company of all consents and approvals from governmental authorities and third parties required to be obtained by the Holding Company and the Cabinet
Company for the consummation of the transactions contemplated hereby.
               3.4 Non-Solicitation. Each Seller, severally and not jointly, covenants that from the date hereof through the Closing
Date, such Seller will not, directly or indirectly, and will not permit any employee, representative, financial or legal advisor or agent of such Seller to, make, solicit, assist or encourage the initiation of any inquiries or proposals or participate in any negotiations with any party or furnish any confidential information to any party (other than the Purchaser and its employees, representatives, advisors and agents) concerning the acquisition of the Shares or any portion of the assets, properties or business of the Holding Company or the Cabinet Company, other than dispositions of inventories and other assets in the ordinary course of business.
               3.5 Purchase Price Adjustment. (a) Delivery and Review of Closing Balance Sheet. As promptly as practicable, but no later than 45 days after the Closing Date, the Sellers will cause to be prepared and delivered to the Purchaser (i) the Closing Financial Statements, accompanied by the auditors' report thereon from a nationally recognized firm of independent public accountants selected by the Sellers (which may be Ernst & Young, the Holding Company's independent public accountants), and (ii) a certificate of the Company, setting forth the Closing Net Book Value and the Closing Working Capital, together with supporting calculations in reasonable detail (the "Adjustment Certificate"). The Purchaser and its accountants shall be given an opportunity to discuss with the Sellers' accountants matters relating to the scope of the audit to be performed (including, without limitation, determination of sample sizes for accounts receivable and inventory observations) and, prior to the delivery of the Closing Financial Statements, the Purchaser and its accountants shall be given an opportunity to review draft financial statements and to discuss with the Sellers' accountants significant audit issues that arose in the course of their audit. The Purchaser shall have 30 days from the date on which the Closing Balance Sheet and the Adjustment Certificate are delivered to it to review such documents (the "Review Period").
The Purchaser and its accountants shall be provided with full access to the work papers of the Sellers' accountants in connection with such review. If the Purchaser asserts that any item or amount shown or reflected in the Closing Balance Sheet or the Adjustment Certificate or that the calculation of the Closing Net Book Value or the Closing Working Capital, was arrived at other than in accor-dance with generally accepted accounting principles applied on a basis consistent with those used in the preparation of the Balance
Sheet (other than with regard to the application of Statement of Financial Accounting Standards No. 109), the Purchaser may, on or prior to the last day of the Review Period, deliver a notice to the Sellers setting forth, in reasonable detail, each disputed item or amount and the basis for the Purchaser's disagreement therewith, together with supporting calculations (the "Dispute Notice"). If no Dispute Notice is received by the Sellers on or prior to the last day of the Review Period, the Closing Balance Sheet and the Adjustment Certificate shall be deemed accepted by the Purchaser.
               (b) Disputes. Within 30 days after delivery of the Dispute Notice if the Purchaser and the Sellers shall be unable despite their reasonable efforts to resolve the dispute set forth in the Dispute Notice, the Purchaser and the Sellers shall jointly retain another nationally recognized firm of independent public accountants mutually acceptable to them. Such independent firm shall review the Closing Balance Sheet (and, if necessary or appropriate in their judgment, any related work papers of the Sellers' accountants), the Adjustment Certificate and the Dispute Notice, and shall, as promptly as practicable and in no event later than 45 days following the date of their engagement, deliver to the Sellers and the Purchaser a report (the "Adjustment Report") setting forth, in reasonable detail, their determination with respect to all of the disputed items or amounts specified in the Dispute Notice, and the revisions, if any, to be made to the Closing Balance Sheet, the Adjustment Certificate and the calculation of the Closing Net Book Value or the Closing Working
Capital to reflect such determination, together with supporting calculations. The Adjustment Report shall be final and binding upon the Purchaser and the Sellers. The Sellers shall pay one-half, and the Purchaser shall pay one-half, of the fees and expenses of such independent firm incurred in preparing and deliv-ering such Adjustment Report.
        (c) Adjustment and Payment. The Purchase Price shall be reduced by an amount equal to the sum of (i) the excess, if any, of the Target Net Book Value over the Closing Net Book Value plus (ii) the excess, if any, of the Target Working Capital over the Closing Working Capital; in each case based on the Closing Net Book Value and the Closing Working Capital determined pursuant to sec-tion 3.5(a) or 3.5(b), as the case may be. Any adjustment to the Purchase Price pursuant to this section 3.5 shall be paid by the Sellers in the manner set forth hereafter in this paragraph (c), two business days after the date on which the Adjustment Report is delivered to the Sellers and the Purchaser or, if no Dispute Notice is received by the Sellers on or prior to the last day of the Review Period, then on the business day following the last day of the Review Period. Any such payment shall be made in cash, by wire transfer of immediately available funds to the account of the Purchaser designated at least two business days prior to the date on which such payment is scheduled to be made.
         The purchase price adjustment payable pursuant to this
section 3.5 shall be paid by application of the Escrow Amount in the manner provided in the Escrow Agreement. If the Escrow Amount shall be insufficient to pay in full the amount of the purchase price adjustment, the Sellers hereby jointly and severally agree to pay the deficiency to the Purchaser, and the Sellers each agree that in such event the Purchaser may proceed against any one of them for the full payment of the purchase price adjustment, without proceeding against any of the others.
               The parties acknowledge that the Purchaser may receive from one or more of the Sellers the full amount of the purchase price adjustment, by payment by such Seller or Sellers of amounts in excess of such Seller or Seller's proportionate share of the purchase price adjustment. In such event, each Seller agrees to pay to the Seller or Sellers which shall have paid such amounts to the Purchaser pursuant to this section 3.5 its proportionate share of such purchase price adjustment, determined as provided in paragraph V of the Custody Agreements, to reimburse the paying
Seller or Sellers for amounts paid by them in excess of their proportionate shares. In addition, the Purchaser will cause the Holding Company to assign to such Seller or Sellers who shall have paid such amounts to the Purchaser all of the Holding Company's rights to receive from the Option Holders all amounts the Holding Company may then be entitled to receive from the Option Holders in payment of the purchase price adjustment pursuant to paragraph 5 of the Option Cancellation Agreements.
               3.6 Environmental Survey. (a) Prior to the Closing, the Purchaser shall cause to be conducted by a reputable firm of environmental consultants selected by the Purchaser (the
"Environmental Consultants") an environmental survey of the Owned Property and such other environmental investigation relating to the Operations of the Holding Company and the Cabinet Company as may be satisfactory to the Purchaser. Such survey and investigation shall be at the Purchaser's sole expense. The Sellers will cause the Holding Company and the Cabinet Company to furnish to the Purchaser and the Environmental Consultants full and free access to the Owned Property and to such books, records and documents relating to the Owned Property and to the business and Operations of the Holding
Company and the Cabinet Company as the Purchaser may reasonably request in connection with such environmental survey and investigation. The Purchaser will cause the Environmental
Consultants, upon the request of any Seller, to provide the Sellers with informal periodic reports (but no less frequently than weekly) of their findings during the course of their survey and inves-tigation. The Purchaser will use its reasonable efforts to complete such environmental survey and investigation by the fifth business day prior to January 31, 1994 (or such other date as the parties hereto may have agreed pursuant to section 1.2).
               (b) At the conclusion of such environmental survey and investigation, but not later than the fifth business day prior to the Closing, the Purchaser will cause the Environmental Consultants to deliver to the Sellers a certificate setting forth in reasonable detail each Material Environmental Cost (the "Environmental Certificate") determined as a result of such survey and investigation. The Sellers shall have four business days from the date on which the Environmental Certificate is delivered to them to review the Environmental Certificate and, if they so elect, to cause the Environmental Certificate to be reviewed by a reputable firm of environmental consultants selected by the Sellers (the
"Sellers' Consultants"). If the Sellers' Consultants shall assert that any item of Material Environmental Cost set forth on the Environmental Certificate is incorrect in any material respect, the Sellers may, on or prior to the Closing Date, deliver a notice to the Purchaser setting forth each disputed item or amount (the "Environmental Dispute Notice"). The Sellers, within ten business days after delivery of the Environmental Dispute Notice, shall deliver a supplemental notice setting forth in reasonable detail the basis for their disagreement with each of the items of Material Environmental Cost covered by the Environmental Dispute Notice.
               (c) If an Environmental Dispute Notice shall be delivered, the Closing shall automatically be adjourned to the thirtieth day following the date of delivery thereof (or, if such thirtieth day shall not be a business day, to the next following business day), and the dispute resolution procedures set forth in paragraph (d) of this section 3.6 shall be complied with.
               (d) Within five days after delivery of the Environmental Dispute Notice, if the Purchaser and the Sellers shall be unable despite their reasonable efforts to resolve the dispute set forth in the Environmental Dispute Notice, the Purchaser and the Sellers shall jointly retain another reputable firm of environmental consultants mutually acceptable to them. Such firm shall review the Environmental Certificate, the Environmental Dispute Notice and the environmental audit reports and other documentation prepared by or for the Environmental Consultants and the Sellers' Consultants in the course of their respective surveys and investigations, and shall, as promptly as practicable and in no event later than 25 days following the date of their engagement, deliver to the Sellers and the Purchaser a report (the "Environmental Adjustment Report") setting forth, in reasonable detail, their determination with respect to all of the disputed items or amounts specified in the Environmental Dispute Notice, together with appropriate supporting calculations. The Environmental Adjustment Report shall be final and binding upon the Purchaser and the Sellers. The Sellers shall pay one-half, and the Purchaser shall pay one-half, of the fees and expenses of such independent firm incurred in preparing and delivering such Environmental Adjustment Report.

                           ARTICLE IV

                      CONDITIONS PRECEDENT

               4.1 Conditions to Obligations of Purchaser. The obligation of the Purchaser under this Agreement to purchase the Shares is subject to the fulfillment, at or prior to the Closing, of the following conditions, any one or more of which may be waived by the Purchaser at its sole discretion:
               4.1.1 Representations, Performance, etc. Either (a) the representations and warranties of the Sellers contained in sections 2.1.2(a) and 2.1.2(b) shall be true and correct, and the other representations and warranties of the Sellers contained in sec-tions 2.1 and 2.2 shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though made at and as of the Closing Date, except as modified by transactions permitted by this Agreement or (b) the aggregate amount of Material Violations of the representations and warranties of the Sellers contained in sections 2.1 and 2.2 shall be less than $500,000. The Sellers shall have duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing
Date unless the failure (other than the failure to tender the Shares for delivery as required by section 1.3) so to perform or to comply could not have a Material Adverse Effect. The Sellers shall have delivered to the Purchaser a certificate executed on behalf of each of the Sellers, dated the Closing Date, to the effect set forth above in this section 4.1.1.
               4.1.2 Opinion of Counsel. The Purchaser shall have received favorable opinions, addressed to the Purchaser and dated the Closing Date, of (a) Debevoise & Plimpton, special counsel to the Sellers and the Holding Company, in substantially the form attached hereto as Exhibit A-1, (b) Eastman & Smith, special Ohio counsel to the Cabinet Company, in substantially the form attached hereto as Exhibit A-2, and (c) Shumaker, Loop & Kendrick, counsel to certain of the Sellers, substantially in the form attached hereto as Exhibit A-3.
               4.1.3 Resignation of Directors. Each director and officer of the Holding Company (and, as requested by the Purchaser, each director and officer of the Cabinet Company and Export) shall have submitted his resignation effective as of the Closing.
               4.1.4 Certain Approvals, etc. All consents and approvals from governmental authorities and third parties required to be obtained by the Sellers and the Holding Company to consummate the transactions contemplated hereby shall have been obtained, including the expiration or termination of all applicable waiting periods under the HSR Act and other applicable laws, regulations, orders and decrees, other than any consents and approvals of third parties in respect of any contract or agreement of the Holding
Company or the Cabinet Company (not involving the borrowing of money) in respect of which the failure to obtain such consent or approval could not have a Material Adverse Effect. The Sellers shall have obtained a waiver by the Holding Company of the require-ment for the delivery of an opinion of counsel upon the sale of the Shares, to the effect that such sale is exempt from the provisions of section 5 of the Securities Act, and the Management Sellers shall have obtained waivers by the Holding Company and The Clayton
& Dubilier Private Equity Fund Limited Partnership (on behalf of itself and any affiliate thereof) of their respective rights to purchase the Shares of each Management Seller pursuant to the Management Agreements. Each Management Agreement shall have been terminated.
               4.1.5 No Injunction. No injunction or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated by this Agreement shall be in effect.
               4.1.6 Cancellation of Options. The Holding Company shall have received the Option Cancellation Agreement of each Option Holder, substantially in the form attached hereto as Exhib-it B, and shall have delivered complete and correct copies of such Option Cancellation Agreements to the Purchaser. All of the issued and outstanding Options of the Holding Company, entitling the holders thereof to a total of 1,310,000 Option Shares, shall have been cancelled by the Holding Company prior to the Closing. The
Holding Company or the Cabinet Company prior to the Closing (a) shall have borrowed funds (under the Loan and Security Agreement or from another source) in an amount equal to the Total Option
Cancellation Amount and (b) shall have paid (i) to the Escrow Agent a portion of the proceeds of such borrowing equal to the Option
Escrow Amount and (ii) to the holders of the Options an amount equal to the balance of the proceeds (the Total Option Cancellation Amount less the Option Escrow Amount) less fees and expenses charged to the Option Holders pursuant to the Option Cancellation Agreements and applicable withholding.
               4.1.7 Certificate as to Certain Tax Matters. Each Seller shall have delivered to Purchaser a certificate that meets the requirements of section 1.1445-2(b)(2) of the U.S. federal income tax regulations certifying that such Seller is not a foreign person, or the Holding Company or the Cabinet Company shall have delivered to the Purchaser a certificate that meets the requirements of section 1.897-2(h) certifying that neither the Holding Company nor the Cabinet Company is a United States real property holding corporation.
               4.1.8 Review of Environmental Survey. The Purchaser shall have completed and received the results of the environmental survey described in section 3.6. The aggregate amount of Material Environmental Costs set forth in the Environmental Certificate or, if applicable, the Environmental Adjustment Certificate, delivered pursuant to section 3.6, shall be less than $500,000.
                4.1.9 Employment Agreements. The Cabinet Company shall have entered into Employment Agreements with Thomas Millner, Mark
Little and William Duncan in substantially the form attached hereto as Exhibit C-1, and the Cabinet Company shall have entered into an Employment Agreement with John Long in substantially the form attached hereto as Exhibit C-2.
               4.1.10 Escrow Agreement. The Purchaser, the Custodian and the Escrow Agent shall have executed and delivered the Escrow Agreement and the Escrow Agreement shall be in full force and effect.
               4.1.11  Confirmation Delivered by Merrill Lynch & Co.
The Purchaser shall have received from Merrill Lynch & Co. evidence satisfactory to the Purchaser that neither the Purchaser, the Holding Company nor the Cabinet Company shall be liable for the fees and expenses payable to Merrill Lynch & Co. pursuant to the third, fourth and fifth paragraphs of its engagement letter with the Cabinet Company dated July 30, 1993.
               4.2 Conditions to Obligations of Sellers. The obligation of the Sellers under this Agreement to sell the Shares is subject to the fulfillment, at or prior to the Closing, of the following conditions, any one or more of which may be waived by the Sellers at their sole discretion:
               4.2.1 Representations, Performance, etc. The representations and warranties of the Purchaser contained in sec-tion 2.3 shall be true and correct in all material respects at and as of the Closing Date with the same effect as though made at and as of the Closing Date, except as modified by transactions permitted by this Agreement. The Purchaser shall have duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date. The Purchaser shall have delivered to the Sellers a certificate of the Purchaser signed by an officer of the Purchaser familiar with the transactions contemplated by this Agreement, dated the Closing Date, to the effect set forth above in this section 4.2.1.
               4.2.2 Opinion of Counsel. The Sellers shall have received a favorable opinion, addressed to each of them and dated the Closing Date, of Petree Stockton, L.L.P., counsel for the Pur-chaser, in substantially the form attached hereto as Exhibit A-4.
               4.2.3 Repayment of Indebtedness for Borrowed Money of Company. The Purchaser shall repay or arrange to have the Cabinet Company repay, in full, or shall assume or secure the necessary consents with respect to, all Scheduled Indebtedness, together with all interest accrued and unpaid to the date of payment and any prepayment premium payable with respect thereto, or the holders of any Scheduled Indebtedness shall have agreed to waive any defaults or mandatory prepayments or redemptions arising thereunder or under the security arrangements relating thereto resulting from the sale of the Shares and the consummation of the other transactions con-templated hereby and shall have consented to such transactions.
               4.2.4 Certain Approvals, etc. All consents and approvals from governmental authorities and third parties required to be obtained by the Purchaser to consummate the transactions contemplated hereby shall have been obtained, including the expiration or termination of all applicable waiting periods under the HSR Act and other applicable laws, regulations, orders and decrees, other than any consents and approvals of third parties in respect of any contract or agreement of the Purchaser (not involving the borrowing of money) in respect of which the failure to obtain such consent or approval, either in any case or in the aggregate, could not have a Material Adverse Effect.
               4.2.5 No Injunction. No injunction or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated by this Agreement shall be in effect.
               4.2.6 Cancellation of Options. Each Option Holder shall have received a duly executed Option Cancellation Agreement from the Holding Company which provides for the termination and cancellation of such Holder's Options as specified therein. The
Holding Company or the Cabinet Company prior to the Closing (a) shall have borrowed funds (under the Loan and Security Agreement or from another source) in an amount equal to the Total Option
Cancellation Amount and (b) shall have paid (i) to the Escrow Agent a portion of the proceeds of such borrowing equal to the Option
Escrow Amount and (ii) to the holders of the Options an amount equal to the balance of the proceeds (the Total Option Cancellation Amount less the Option Escrow Amount) less fees and expenses charged to the Option Holders pursuant to the Option Cancellation Agreements and applicable withholding.
               4.2.7 Escrow Agreement. The Purchaser, the Custodian and the Escrow Agent shall have executed and delivered the Escrow Agreement and the Escrow Agreement shall be in full force and effect.
               4.2.8 Officers' Certificates. Each Seller shall have received a certificate or certificates of the officers of the Holding Company and the Cabinet Company, setting forth such information with regard to the representations and warranties contained in section 2.1 as such Seller may reasonably require in order to enable such Seller to make the representations and warranties contained therein.

                            ARTICLE V

                    EMPLOYEE BENEFIT MATTERS

               The Purchaser agrees that it shall, or shall cause the Holding Company or the Cabinet Company to, except for the Management Bonus Program and the Medical Expense Reimbursement Plan dated September 23, 1976 of the Cabinet Company, maintain for a period of one year following the Closing, employee benefits and employee benefit plans in respect of the employees or former employees of the Holding Company or the Cabinet Company or their beneficiaries which, in the aggregate, provide benefits that are substantially equivalent to the benefits that are provided to such individuals immediately prior to the Closing, at no greater cost to such individuals, and shall cause the Holding Company and the Cabinet Company to honor its and their obligations and responsibilities to such employees, former employees and beneficiaries under all employee benefit plans, and related programs, arrangements and policies. With respect to the Management Bonus Program, the Purchaser agrees that it shall, or shall cause the Holding Company or the Cabinet Company to, maintain management incentive programs no less favorable than those provided by Purchaser to similarly situated management employees. Payments and benefits accrued under the terms the Management Bonus Program with respect to periods prior to the Closing Date shall be paid by the Cabinet Company concurrently with the Closing. The Cabinet Company shall concurrently with the Closing pay to the executive officers entitled thereto the payments payable under the Special Bonus Agreement.

                           ARTICLE VI

                      PUBLIC ANNOUNCEMENTS

               Except as may otherwise be required by law, the Purchaser shall not, directly or indirectly, make or cause to be made any public announcement or issue any notice in any form with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Sellers, and none of the Sellers shall, directly or indirectly, make or cause to be made any public announcement or issue any notice in any form with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Purchaser.

                           ARTICLE VII

                           TERMINATION

               7.1 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing Date in the circumstances set forth in this Section 7.1, by delivering written notice of such termination.
               7.1.1 Termination by Sellers. This Agreement may be terminated by the Sellers (or by the Custodian acting on behalf of the Sellers) upon the happening of an occurrence or circumstance which will result in the failure to satisfy any of the conditions set forth in section 4.2 and the Purchaser shall have failed to satisfy such condition within twenty days after notice by Sellers
(or by the Custodian acting on behalf of the Sellers).
               7.1.2 Termination by Purchaser. This Agreement may be terminated by the Purchaser upon the happening of an occurrence or circumstance which will result in the failure to satisfy any of the conditions set forth in section 4.1 and the Sellers shall have failed to satisfy such condition within twenty days after notice by the Purchaser.
               7.1.3 Termination by Either Party. This Agreement may be terminated by either the Purchaser or the Sellers (or the Custodian acting on behalf of the Sellers) if (i) the representations and warranties of the other party shall prove not to have been true in all material respects as of the date when made, (ii) events shall have occurred subsequent to the date hereof as a result of which the representations and warranties of the other party could not be true in all material respects as of the Closing Date, unless the occurrence of such events shall be due to the failure of the party seeking to terminate this Agreement to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by such party prior to the Closing, or (iii) the Closing shall not have occurred prior to April 15, 1994 (or such other date as may be mutually agreed by the parties).
               7.2 Effect of Termination. If this Agreement is terminated as permitted under Section 7.1, such termination shall be without liability of or to any party to this Agreement or any Affiliate, stockholder, partner, director, officer, employee or agent of such party. The provisions of Sections 3.1 and 9.2 shall survive any such termination.

                          ARTICLE VIII

                           DEFINITIONS

               8.1 Definitions. As used herein and in the Schedules hereto the following terms have the following respective meanings:
               Affiliate: any person directly or indirectly controlling, controlled by or under common control with any other person.
               Agreement: the meaning specified in the first paragraph. Audited Financials: the meaning specified in sec-
tion 2.1.4(a).
               Balance Sheet: the audited consolidated balance sheet of the Holding Company as of May 1, 1993, included in the Audited Financials.
               Cabinet Company: the meaning specified in the second WHEREAS clause of this Agreement.
               Class A Common Stock: the meaning specified in sec-tion 2.1.2(a).
               Class B Common Stock:  the meaning specified in section
2.1.2(a).
               Closing:  the meaning specified in section 1.2.
               Closing Balance Sheet: the audited consolidated balance sheet of the Holding Company as of the Effective Date, which shall
(a) be prepared in accordance with generally accepted accounting principles applied on a basis consistent with those used in the preparation of the Balance Sheet (other than with regard to the application of Statement of Financial Accounting Standards No. 109) and (b) have been audited in accordance with generally accepted auditing standards by a nationally recognized firm of independent public accountants selected by the Sellers.
               Closing Date: the meaning specified in section 1.2. Closing Financial Statements: the Closing Balance Sheet;
and the related audited consolidated statements of operations, cash flows and stockholders' equity (deficit) of the Holding Company for the period from May 2, 1993 to the Effective Date.
               Closing Net Book Value: the Holding Company's total stockholders' equity as shown on the Closing Balance Sheet, adjusted by subtracting or adding the following accounting items to the extent they were added or subtracted, as the case may be, in calculating such total stockholders' equity: (a) cancellation of stock option compensation expense, (b) compensation expense incurred under the Special Bonus Agreement, (c) gain on liquidation of subordinated debt, (d) change of control payment in respect of long-term indebtedness, (e) legal and accounting fees incurred in connection with discontinued initial public offering, (f) the tax effects of items (a) through (e) above and (g) all remaining net deferred tax liabilities.
                Closing Working Capital: the excess of consolidated current assets over consolidated current liabilities (exclusive of the current portion of long-term indebtedness) of the Holding
Company as shown on the Closing Balance Sheet.
               Code: the Internal Revenue Code of 1986, as amended. Common Stock: the meaning specified in section 2.1.2(a).
               Contracts:  the meaning specified in section 2.1.12.
               Custodian:  the meaning specified in section 1.4.
               Custody Agreements: the meaning specified in sec-tion 1.4.
               Effective Date: the fiscal month-end of the Holding Company most recently preceding the Closing Date (which fiscal month-end shall be January 29, 1994, if the Closing Date shall be January 31, 1994 as scheduled).
               Environmental Laws: all applicable federal, state, county or local statutes, laws, regulations, rules, ordinances, codes, orders, licenses and permits of any governmental authority relating to protection of the environment (but without giving effect to any change in applicable law which will become effective after the Closing Date).
               Environmental Matters: liabilities, obligations, actions, claims, suits or proceedings arising under Environmental
Laws or relating to Hazardous Substances, and violations of or defaults under Environmental Laws (all of which are to be dealt with in the manner provided in sections 3.6 and 4.1.8).
               ERISA:  the meaning specified in section 2.1.13(a).
               ERISA Plans: the meaning specified in section 2.1.13(a). Escrow Agent: Chemical Bank, a New York State chartered bank, as Escrow Agent under the terms of the Escrow Agreement.
               Escrow Agreement: the Escrow Agreement among the Purchaser, the Custodian and the Escrow Agent, in substantially the form attached hereto as Exhibit D.
               Escrow Amount:  $1,750,000.
               Export: Pilliod Export Corporation, an Ohio corporation. Hazardous Substances: any waste, substance or material defined as a hazardous waste or hazardous substance or otherwise determined to be toxic or a pollutant or contaminant under any Environmental Laws or judicial or administrative order or decisions now in effect or in effect at any time during the ownership by the Holding Company or the Cabinet Company of the Owned Property or the Previously Owned Property, including, without limitation, asbestos, petroleum and petroleum products and any substance deemed hazardous pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and the Resource, Conservation and Recovery Act, as amended.
               Holding Company: the meaning specified in the introduc-tory paragraph of this Agreement.
               HSR Act: the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
               Intellectual Property: the meaning specified in sec-tion 2.1.14.
               Interim Financials: the meaning specified in sec-tion 2.1.4(a).
               Leased Property: the meaning specified in sec-tion 2.1.11(b).
               Loan and Security Agreement: the Loan and Security Agreement, dated as of June 17, 1988, as amended to the date hereof, between the Cabinet Company and Sanwa Business Credit
Company.
               Management Agreements: the meaning specified in sec-tion 2.1.2(c).
               Management Sellers: the meaning specified in sec-tion 2.2.2(a).
               Material Adverse Effect: a material adverse effect on the business, properties, assets (tangible and intangible) or financial condition or results of operation of the Holding Company and the Cabinet Company (taken as a whole), in each case other than as a result of general economic conditions.
               Material Environmental Cost: any material civil penalty or fine, or any material remedial cost or other material work, repairs, construction or capital expenditures (or any investigative or engineering expense related thereto or in furtherance thereof) required under any Environmental Laws with respect to the Owned
Property or the Previously Owned Property or the continuation of the Operations (a) which has been incurred or which is more likely than not, in light of the facts and circumstances known at the time of determination, to be incurred within twelve months by the Holding Company or the Cabinet Company or, after giving effect to the Closing, the Purchaser, (b) which is or will be with respect to any single occurrence or condition in excess of $25,000 and (c) which is the result of (i) the Owned Property or the Previously
Owned Property and their existing and prior uses by the Holding
Company and the Cabinet Company, and the Operations, not complying with Environmental Laws; (ii) the Owned Property or the Previously
Owned Property having been previously used as a landfill or as a dump for garbage or refuse; (iii) any material use, discharge, release, storage, disposal or treatment of any Hazardous Substances on or from the Owned Property or the Previously Owned Property; or
(iv) storage tanks for Hazardous Substances or petroleum-based products having been located on the Owned Property or the Previously Owned Property, either above or below ground, or under-ground pipes or lines being on the Owned Property or the Previously Owned Property, except for county water or sewer lines or electri-cal conduits, if any, owned by public utility companies.
               Material Violation: with respect to any of the representations and warranties of the Sellers contained in sections
2.1 and 2.2, the untruth or incorrectness of such representation and warranty, if the financial impact of such untruth or incorrectness is equal to or greater than $25,000. For all purposes of this Agreement, if an event or occurrence has a financial impact equal to or greater than $25,000, it will be deemed to have a Material Adverse Effect.
               Meridian Property: the real property located in Lauderdale County, Mississippi and sold by the Cabinet Company to the Lauderdale County Economic Development District pursuant to the Contract For Sale and Purchase of Real Property dated July 15,
1992.
               Operations: the existing and prior conduct of the business and operations of the Holding Company and the Cabinet
Company (including, without limitation, the on-site and off-site use, storage, transportation, treatment or disposal of Hazardous Substances).
               Option Cancellation Agreements: the separate agreements to be entered into among each Option Holder and the Holding
Company, providing for the cancellation, effective prior to the Closing, of the Options held by such Option Holder, and payment of the Option Cancellation Amount to the Option Holder with respect to each Option covered thereby.
                Option Cancellation Amount: with respect to each Option held by each Option Holder, an amount equal to the excess of (i) the product of (x) the quotient of the Purchase Price divided by 6,842,500 and (y) the number of shares of capital stock of the Company which would be issued upon exercise of such Option over
(ii) the exercise price payable pursuant such Option.
               Option Escrow Amount: a portion of the Escrow Amount equal to the Escrow Amount multiplied by a fraction, the numerator of which is the Total Option Cancellation Amount and the denominator of which is the sum of the Purchase Price and the Total Option Cancellation Amount.
               Option Holder: the meaning specified in sec-tion 2.1.2(b).
               Option Shares: the meaning specified in sec-tion 2.1.2(b).
               Options: the meaning specified in section 2.1.2(b). Owned Property: the meaning specified in sec-
tion 2.1.11(b).
               PBGC:  the meaning specified in section 2.1.13(a).
               Plans: the meaning specified in section 2.1.13(a). Previously Owned Property: the Meridian Property and any
other real property owned or leased by the Holding Company or the Cabinet Company at any time, other than the Owned Property.
               Purchase Price:  the meaning specified in section 1.1.
               Purchaser: the meaning specified in the introductory paragraph of this Agreement.
               Real Estate Laws:  the meaning specified in section
2.1.11(c).
               Real Property: the meaning specified in sec-tion 2.1.11(b).
               Related Person: the meaning specified in sec-tion 2.1.13(b).
               Scheduled Indebtedness: (a) indebtedness of the Cabinet Company under the Loan and Security Agreement, including without limitation (i) the change of control payment equal to $100,000,
(ii) deferred commitment fees payable upon change of control up to $240,000 and (iii) the portion of such indebtedness equal to $3,000,000 and reflected on the Balance Sheet as "notes payable to banks, effectively guaranteed by the Company's principal shareholders"; (b) the Amended Subordinated Notes due 1998 of the Cabinet Company, outstanding in the principal amount of $2,824,500, plus the change of control payment equal to $1,000,000; (c) the Non-Negotiable Promissory Note of the Cabinet Company, dated
September 29, 1989, original principal amount $672,750; (d) capital leases with Hewlett-Packard Company relating to computer equipment and Eaton Financial Corporation relating to a Thermwood router; and
(e) without duplication of clause (a) above, indebtedness incurred
(x) to fund the payment by the Cabinet Company of the Total Option Cancellation Amount (including the portion paid to the Escrow Agent in respect of the Option Escrow Amount) as contemplated by sec-tions 4.1.6 and 4.2.6, (y) to fund payments in respect of the Special Bonus Agreement or any other compensation arrangements and
(z) for any other purpose after the date hereof; and including in each case interest accrued and unpaid to the Closing Date.
               Securities Act: the meaning specified in section 2.2.2. Seller or Sellers: the meaning specified in the introductory paragraph of this Agreement.
               Shares: the meaning specified in the first WHEREAS clause of this Agreement.
               Special Bonus Agreement: the agreement of the Cabinet Company evidenced by the Memorandum dated September 1, 1993, to pay to the four senior executive officers of the Cabinet Company a special bonus aggregating $1,000,000 in connection with the transactions contemplated by this Agreement.
               Stock Escrow Amount: a portion of the Escrow Amount equal to the Escrow Amount less the Option Escrow Amount.
               Subsidiary: each corporation of which the Holding Company owns, directly or indirectly, capital stock representing more than 50% of the outstanding voting stock.
               Target Net Book Value:  $4,875,000.
               Target Working Capital:  $17,000,000.
               Taxes:  the meaning specified in section 2.1.8.
               Tax Returns: the meaning specified in section 2.1.8. Total Option Cancellation Amount: the aggregate of the
Option Cancellation Amounts payable in respect of all Options.


                           ARTICLE IX

                          MISCELLANEOUS

               9.1 Survival of Representations and Warranties. The representations, warranties and covenants of the Sellers and the Purchaser contained in this Agreement (other than those contained in Article V and in sections 3.5 and 9.2) or in any certificate delivered pursuant to this Agreement shall not survive the Closing hereunder. From and after the Closing, the Sellers shall have no liability to the Purchaser for or with respect to, and the Purchaser releases the Sellers from, any cost, loss, damage or liability that the Purchaser may thereafter suffer or incur as a result of Environmental Matters.
               9.2 Expenses. Each of the Sellers and the Purchaser shall assume and bear its own expenses, costs and fees incurred in the preparation and execution of this Agreement and compliance herewith, including attorneys' and accountants' fees.
               9.3 Assignment; Successors. This Agreement shall not be assignable by any party hereto without the prior written consent of all of the other parties and any attempt to assign this Agreement without such consent shall be void and of no effect; except that the rights (but none of the obligations) of the Purchaser hereunder may be assigned at least five days prior to the Closing, without the consent of the Sellers, to any corporation all of the outstanding capital stock of which is owned by the Purchaser. This Agreement shall inure to the benefit of, and be binding on and enforceable against, the successors and assigns of the respective parties hereto. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the parties and successors and assigns permitted by this sec-tion 9.3 any right, remedy or claim under or by reason of this Agreement.
               9.4 Amendment and Modification. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, other than by the written consent signed by the party against which such change, waiver, discharge or termination is sought to be enforced.
               9.5 Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal processes in regard hereto shall be validly given, made or served, if in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by commercial courier or by telecopy (promptly confirmed in writing), if to the Sellers, to them c/o Clayton, Dubilier & Rice, Inc., 126
East 56th Street, New York, New York 10022, Attention:
Mr. Joseph L. Rice, III, with copies to Franci J. Blassberg, Esq., Debevoise & Plimpton, 875 Third Avenue, New York, New York 10022, and if to the Purchaser, to it at LADD Furniture, Inc., One Plaza Center, Box HP-3, High Point, NC 27261-1500, FAX: (910) 885-6050,
Attention: Richard R. Allen, Chairman of the Board, President and
Chief Executive Officer, with copies to Petree Stockton, L.L.P.1001
West Fourth Street, Winston-Salem, NC 27101, FAX: (910) 607-7505,
Attention: Robert E. Esleeck, Esq., or, in each case, at such other address as may be specified in writing.
               9.6 Best Knowledge. For the purposes of the representations and warranties of the Sellers contained in
Article II, the knowledge or the best knowledge of the Holding
Company or the Cabinet Company shall be deemed to consist solely of the knowledge or best knowledge, as the case may be, of those individuals listed on Schedule 9.6.
        9.7 Arbitration. Any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach hereof (except as otherwise provided in section 3.5 or 3.6) shall, upon the request of any party involved, be submitted to, and settled by, arbitration in the City of New York, State of New York pursuant to the commercial arbitration rules then in effect of the American
Arbitration Association. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in the highest court of the forum, state or federal, having jurisdiction. The expenses of the arbitration shall be borne equally by the parties to the arbitration, provided that each party shall pay for and bear the costs of experts, evidence and counsel's fees, except that in the discretion of the arbitrator, any award may include the costs of a party's counsel if the arbitrator expressly determines that the party against whom such award is entered has caused the dispute, controversy or claim to be submitted to arbitration as a dilatory tactic.
               9.8 Release of Claims Against Merrill Lynch & Co. Reference is made to the letter (the "Engagement Letter"), dated
July 30, 1993, between the Cabinet Company and Merrill Lynch & Co. ("Merrill Lynch"), as amended by the letter, dated December 15, 1993, among the Cabinet Company, Merrill Lynch and the Sellers.
Each of the Sellers agrees, as contemplated by the Engagement
Letter, not to make any claim against Merrill Lynch or its affiliates or their respective directors, officers, employees, agents or controlling persons (collectively, "Merrill Lynch
Parties"), for any liability (whether direct or indirect, in contract or tort or otherwise) to such Seller related to or arising out of the engagement of Merrill Lynch pursuant to, or the performance by Merrill Lynch of the services contemplated by, the Engagement Letter except to the extent that any loss, claim, damage or liability is found in a final judgment by a court (or a settlement tantamount to such a final judgment, to which any Merrill Lynch Party is a party) to have resulted from the bad faith or gross negligence of any such Merrill Lynch Party. The agreement contained in this section 9.8 shall survive the Closing hereunder, notwithstanding anything in section 9.1 to the contrary.
               9.9 Miscellaneous. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This
Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the confidentiality agreement described in section 3.1. This Agreement may be executed in several counterparts, each of which shall constitute one and the same instrument. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of New York, without giving effect to the conflict of laws rules thereof. If any term or provision of this Agreement is held by a court or other authority of competent jurisdiction to be invalid, void or unenforceable, the remaining terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.










               IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                      PURCHASER:
                                      LADD FURNITURE, INC.

                                      By________________________________
                                        Name:
                                        Title:


                                      SELLERS:

                                      The Clayton & Dubilier Private
                                       Equity Fund Limited Partnership

                                       By Clayton & Dubilier Associates
                                       Limited Partnership, the General
                                       Partner


                                       By_____________________________
                                              Joseph L. Rice, III
                                                 General Partner


                                       By_____________________________
                                                Donald J. Gogel
                                                General Partner

                                       _________________________________*
                                       Peter P. Pilliod


                                       _________________________________*
                                       Barbara Ann Whetsel


                                       _________________________________*
                                       Debra Lynn Pilliod


                                       _________________________________*
                                       Henry O. Timnick


                                       _________________________________*
                                       Arthur E. Reinhold


                                       _________________________________*
                                       Sidney A. Lenger


                                       _________________________________*
                                       Martin P. Doolan


                                       _________________________________*
                                       John R. Long


                                       _________________________________*
                                       Thomas Millner


                                       _________________________________*
                                       William M. Duncan


                                       ________________________________
                                       William J. Pilliod


                                       _________________________________
                                       Mark A. Little


                                       _________________________________*
                                       Kevin Driscoll


                                       _________________________________*
                                       Gary Olson


                                       _________________________________*
                                       Progressive Furniture Inc.

*By Clayton, Dubilier & Rice,
 Inc., as Attorney-in-Fact

By:__________________________
   Name:
   Title:

__________________________________________________________________________



                    STOCK PURCHASE AGREEMENT


                              among


                      LADD Furniture, Inc.,

                                        as Purchaser





                               and





                       THE STOCKHOLDERS OF
                    PILLIOD HOLDING COMPANY,

                                        as Sellers








                  Dated as of December 15, 1993



_____________________________________________________________________________

                        TABLE OF CONTENTS

                                                             Page

ARTICLE I:  SALE AND PURCHASE OF SHARES

   1.1   Sale and Purchase of Shares                            2
   1.2   Closing                                                3
   1.3   Delivery of Shares                                     3
   1.4   Payment of Purchase Price                              3

ARTICLE II:  REPRESENTATIONS AND WARRANTIES

   2.1   Representations and Warranties as to
              Holding Company and Cabinet Company               5

            2.1.1 Corporate Status                              5
            2.1.2 Capitalization                                6
            2.1.3 Conflicts, Consents, Subsequent
                               Actions                          9
            2.1.4 Financial Information, Material
                               Adverse Change, Undisclosed
                               Liabilities                      12
            2.1.5  Insurance                                    15
            2.1.6  Litigation                                   16
            2.1.7  Compliance with Laws, Permits                17
            2.1.8  Tax Matters                                  19
            2.1.9  Brokers, Finders                             22
            2.1.10 Absence of Certain Changes                   22
            2.1.11 Title to Properties, etc.                    25
            2.1.12 Certain Contracts                            27
            2.1.13 Compliance with ERISA                        30
            2.1.14 Trademarks, Trade Names,
                               Patents, etc.                    34
            2.1.15 Labor Matters                                38
            2.1.16 Disclosure                                   39
            2.1.17 Affiliate Transactions                       40

   2.2   Representations and Warranties as to
              the Sellers                                       40
            2.2.1 Authorization, etc.                           40
            2.2.2 Conflicts, Consents, Subsequent
                               Actions                          41
            2.2.3 Title to Stock, etc.                          43
            2.2.4 Litigation                                    44
            2.2.5 Brokers, Finders                              44

   2.3   Representations and Warranties
              of Purchaser                                      44

            2.3.1 Purchaser's Corporate Status                  44
            2.3.2 Authorization, etc.                           45
            2.3.3 Conflicts, Consents                           45
            2.3.4 Litigation                                    46
            2.3.5 Brokers, Finders                              46
            2.3.6 Purchase for Investment                       47

ARTICLE III:  CERTAIN COVENANTS PENDING AND POST-CLOSING

   3.1   Access and Information; Confidentiality                47
   3.2   Conduct of Business of the Holding
              Company and the Cabinet Company                   48
   3.3   Efforts to Consummate Transaction                      50
   3.4   Non-Solicitation                                       51
   3.5   Purchase Price Adjustment                              52
   3.6   Environmental Survey                                   56

ARTICLE IV:  CONDITIONS PRECEDENT

   4.1   Conditions to Obligations of Purchaser                 60

            4.1.1  Representations, Performance,
                               etc.                             60
            4.1.2  Opinion of Counsel                           61
            4.1.3  Resignation of Directors                     61
            4.1.4  Certain Approvals, etc.                      62
            4.1.5  No Injunction                                63
            4.1.6  Cancellation of Options                      63
            4.1.7  Certificate as to Certain
                               Tax Matters                      64
            4.1.8.  Review of Environmental Survey              64
            4.1.9.  Employment Agreements                       64
            4.1.10. Escrow Agreement                            65
            4.1.11. Confirmation Delivered by Merrill
                               Lynch & Co.                      65

   4.2   Conditions to Obligations of Sellers                   65

            4.2.1  Representations, Performance,
                               etc.                             65
            4.2.2  Opinion of Counsel                           66
            4.2.3  Repayment of Indebtedness for
                               Borrowed Money of Company        66
            4.2.4  Certain Approvals, etc.                      67
            4.2.5  No Injunction                                67
            4.2.6  Cancellation of Options                      67
            4.2.7. Escrow Agreement                             68
            4.2.8  Officers' Certificates                       68

ARTICLE V:  EMPLOYEE BENEFIT MATTERS                            69

ARTICLE VI:  PUBLIC ANNOUNCEMENTS                               70

ARTICLE VII:  TERMINATION

   7.1   Grounds for Termination                                70

            7.1.1 Termination by Sellers                        71
            7.1.2 Termination by Purchaser                      71
            7.1.3 Termination by Either Party                   71

   7.2   Effect of Termination                                  72

ARTICLE VIII:  DEFINITIONS

   8.1   Definitions                                            72

ARTICLE IX:  MISCELLANEOUS

   9.1   Survival of Representations and Warranties             84
   9.2   Expenses                                               84
   9.3   Assignment; Successors                                 85
   9.4   Amendment and Modification                             85
   9.5   Notices                                                86
   9.6   Best Knowledge                                         86
   9.7   Arbitration                                            87
   9.8   Release of Claims Against Merrill Lynch                87
   9.9   Miscellaneous                                          88

SCHEDULES

1.1      Shares of Common Stock
2.1.3    Conflicts and Consents
2.1.4    Material Adverse Effect and Undisclosed Liabilities
2.1.5    Insurance and Bond and Surety Arrangements
2.1.6    Litigation
2.1.7    Violation of Laws
2.1.8    Tax Matters
2.1.10   Certain Changes
2.1.11   Title to Properties
2.1.12   Contracts
2.1.13   Employee Benefit Plans
2.1.14   Intellectual Property
2.1.15   Labor Matters
2.1.17   Affiliate Transactions
2.2.2    Seller Conflicts and Consents
9.6      Officers of Pilliod

EXHIBITS

Exhibit A-1      Form of Opinion of Debevoise & Plimpton
Exhibit A-2      Form of Opinion of Eastman & Smith
Exhibit A-3      Form of Opinion of Shumaker, Loop &
                 Kendrick
Exhibit A-4      Form of Opinion of Petree, Stockton L.L.P.
Exhibit B        Option Cancellation Agreement
Exhibit C-1      Form of Employment Agreement
Exhibit C-2      Employment Agreement among Pilliod Holding
                 Company, the Pilliod Cabinet Company and
                 John R. Long
Exhibit D        Escrow Agreement